Exhibit 99

WHITEWAVE STOCKHOLDERS APPROVE CONVERSION OF
CLASS B SHARES INTO CLASS A SHARES
Conversion of Class B Shares into Class A Shares will be Effective at Close of Business Today and will
Result in One Class of Common Stock with Identical Voting Rights

Denver, CO – September 24, 2013 – The WhiteWave Foods Company (“WhiteWave”) (NYSE: WWAV) today announced that its stockholders, at a special meeting of stockholders held this morning, approved a proposal to convert all of the outstanding shares of WhiteWave’s Class B common stock into shares of WhiteWave’s Class A common stock. As a result of this stockholder approval, effective at the close of business today, each issued and outstanding share of Class B common stock will be converted into one share of Class A common stock. WhiteWave’s Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “WWAV”. As a result of and after giving effect to the conversion, there will be 173,230,015 shares of Class A common stock and zero shares of Class B common stock issued and outstanding, based on the number of shares outstanding as of the close of business on September 23, 2013.

Stockholders do not need to take any action to convert their Class B common stock into Class A common stock. Any shares of Class B common stock held in brokerage accounts will be automatically adjusted by the broker to reflect the conversion, and any existing stock certificates validly issued for shares of Class B common stock will automatically represent shares of Class A common stock.

Prior to open of trading on September 25, 2013, trading in the Class B common stock (WWAV.B) on the NYSE will be suspended. The Class A common stock will continue to trade under the symbol WWAV and the CUSIP number for the Class A common stock will remain 966244105.

Adoption of this proposal has no additional effect on WhiteWave’s capital structure or on the substantive rights of holders of shares of Class A common stock or Class B common stock, except for the elimination of the different voting powers and rights of the two classes. As a result of the approval of the proposal, all holders of our common stock will have identical voting rights in all respects.

ABOUT THE WHITEWAVE FOODS COMPANY
The WhiteWave Foods Company is a leading consumer packaged food and beverage company that manufactures, markets, distributes, and sells branded Plant-based Foods and Beverages, Coffee Creamers and Beverages, and Premium Dairy products throughout North America and Europe. The Company is focused on providing consumers with innovative, great-tasting food and beverage choices that meet their increasing desires for nutritious, flavorful, convenient, and responsibly produced products. The Company’s widely-recognized, leading brands distributed in North America include Silk® Plant-based Foods and Beverages, International Delight® and LAND O LAKES® Coffee Creamers and Beverages, and Horizon Organic® Premium Dairy products. Its popular European brands of Plant-based Foods and Beverages include Alpro® and Provamel®.

CONTACTS
Investor Relations:	Media:

Dave Oldani +1 (303) 635-4747	Molly Keveney +1 (303) 635-4529